Exhibit 99.2

News Release
NYSE: WMB
Date: Feb. 19, 2009
Williams Replaces 148% of 2008 U.S. Natural Gas Production
•	Reserves Replacement Rate Was 176% Before Price-Related Revisions

•	Domestic Production Increases 20%

•	Total Domestic and International Proved Reserves Grow 200 Bcfe to 4.5 Tcfe
          TULSA, Okla. – Williams (NYSE:WMB) announced today that its domestic and international proved natural gas and oil reserves as of Dec. 31, 2008, increased to approximately 4.5 trillion cubic feet equivalent (Tcfe).
          Reserves in the United States increased by 200 billion cubic feet equivalent to approximately 4.34 Tcfe, which represents a 5 percent increase compared with approximately 4.14 Tcfe a year earlier. More than 99 percent of Williams’ U.S. proved reserves are natural gas.
          Williams attributed the majority of its U.S. reserves additions to the continued development of its drilling inventory, particularly in Colorado and Wyoming.
          In 2008, Williams had a drilling success rate exceeding 99 percent. The company participated in 1,787 gross wells in the U.S, of which all but one were successful.
          Williams’ development activities in 2008 resulted in a net addition of 602 billion cubic feet equivalent (Bcfe) in net proved reserves. Based on the higher year-end price in 2007, Williams would have realized a net addition of 714 Bcfe for 2008.
          For comparison, Williams added total net reserves of 776 Bcfe and 597 Bcfe in 2007 and 2006, respectively.
          In 2008, Williams replaced its U.S. wellhead production of 406 Bcfe at a rate of 148 percent. Adding back revisions of 112 Bcfe that were not recognized due to lower year-end prices in 2008, Williams would have replaced 176% of its U.S. wellhead production. A reserves reconciliation follows the main text in this news release.
          The company’s three-year average proved U.S. finding and developing cost was $2.57 per thousand cubic feet equivalent (Mcfe). Excluding 2008 acquisitions, which were heavily weighted toward unproved properties, the three-year average was $2.32 per Mcfe.
          “Year-after-year, we have repeatedly increased our reserves and increased our production at a very attractive cost basis,” said Ralph Hill, president of Williams’ exploration and production business.
          “Our successful track record reflects the quality of the resources we’re developing, the talent that our people apply to their profession and a commitment to achieve new efficiencies in our operations.

          “As we look at the days ahead, we’re firmly focused on preserving the long-term value that we have in our vast drilling inventory.
          “For 2009, that means decreasing our pace of new activity and positioning our future growth for more favorable economic conditions,” Hill said.
          Over the past five years, Williams has now participated in the development of more than 8,000 new natural gas wells in the U.S., helping increase the company’s total proved reserves by approximately 60 percent from 2004 to 2008.
          International reserves for year-end 2008 mirrored the same amount reported at the end of 2007 – approximately 26 million barrels of oil equivalent.
          Fifty-four percent of Williams’ international proved reserves are crude oil and liquids. The remainder is natural gas.
          Production sales solely from interests in the United States increased 20 percent to 1,094 MMcfe per day, compared with 913 MMcfe per day in 2007.
          Average daily sales production from domestic and international interests was approximately 1,144 million cubic feet of gas equivalent (MMcfe) in 2008, an increase of approximately 19 percent compared with 960 MMcfe for the same period in 2007.
          Williams’ exploration and production business primarily develops natural gas reserves in the Piceance, Powder River, San Juan and Fort Worth basins in the U.S.
          Approximately 99 percent of Williams’ year-end 2008 U.S. proved reserves estimates were audited by Netherland, Sewell & Associates, Inc., who in their judgment determined the estimates to be reasonable in the aggregate for each basin.
          Reserves estimates related to properties underlying the Williams Coal Seam Gas Royalty Trust (NYSE:WTU), were prepared by Miller and Lents, LTD. These properties comprise approximately 1 percent of Williams’ total U.S. proved reserves.
          Approximately 85 percent of proved reserves estimates for international properties were reviewed and certified by Ralph E. Davis and Associates, with approximately 15 percent reviewed and certified by Gaffney and Cline.
          The U.S. reserve replacement rate of 148 percent was calculated by dividing the sum of changes (acquisitions, divestitures, additions and revisions) to the estimated proved reserves during 2008 by Williams’ 2008 wellhead production of 406 Bcfe.
          The three-year average U.S. finding and development cost of $2.57 per Mcfe was calculated by dividing total capital and exploration costs by the change in proved reserves balances over the three-year period, adding back production sold.
          For purposes of converting volumes of crude oil and liquids reserves to a natural-gas-equivalent measure in this report, the company used a ratio of one barrel to 6,000 cubic feet.

Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under assumed economic conditions.
     U.S. Proved Reserves Reconciliation
     Amounts in billion cubic feet equivalent of natural gas

Proved reserves Dec. 31, 2007	4,143
Acquisitions	31
Additions and revisions	571
Wellhead Production	(406)

Proved reserves Dec. 31, 2008	4,339

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3979
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•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas reserves), market demand, volatility of prices, and the availability and costs of capital;

•	inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including the recent economic slowdown and the disruption of global credit markets and the impact of these events on our customers and suppliers);

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Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.
In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this presentation such as “probable” reserves and “possible” reserves and “unrisked theoretical resource estimates” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated hydrocarbon quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Generally under such techniques, probable reserve estimates are more than 50% certain and possible reserve estimates are less than 50% but more than 10% certain. Unrisked theoretical resource estimates are even less certain than those for possible reserves and are not risk adjusted. Unrisked theoretical resource estimates include (i) an estimate of hydrocarbon quantities for new areas for which we do not have sufficient information to date to classify the resources as probable or even possible reserves and (ii) the amount by which we have reduced our probable and possible reserves for existing areas to take into account the reduced level of certainty of recovery of the resources. Unlike probable and possible reserves, unrisked theoretical resource estimates do not take into account the uncertainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon.
Reference to “Resource Potential” includes proved, probable and possible reserves as well as unrisked theoretical resource estimates that might never be recoverable and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.